Exhibit 11.1

STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
AG-CHEM EQUIPMENT CO., INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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The per share computations are based on the weighted average number of common shares outstanding during the periods.

                                                      Three Months Ended
                                                         December 31,
                                                         ------------
                                                    1998             1997
                                                 ---------         ---------

Shares outstanding at beginning of period            9,640             9,670

Repurchase and retirement of common stock              (13)               (3)
                                                 ---------         ---------

Shares outstanding at end of period                  9,627             9,667
                                                 =========         =========

Weighted average shares outstanding                  9,639             9,670
                                                 =========         =========

Net loss                                         $    (356)        $  (1,095)
                                                 =========         =========

Loss per common share                            $   (0.04)        $   (0.11)
                                                 =========         =========


The Company has no potentially dilutive common shares outstanding.


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